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                                                                    EXHIBIT 4.12
                            STOCKHOLDER'S AGREEMENT
                            -----------------------


         THIS STOCKHOLDERS' AGREEMENT (the "Agreement") is made and entered into as of the 6th day of June, 1991, by and among HAWK CORPORATION, a Delaware corporation ("Hawk"), NORMAN C. HARBERT, RONALD E. WEINBERG and BYRON S. KRANTZ (collectively, the "Principal Stockholders" and each individually a "Principal Stockholder") and DAN T. MOORE ("Stockholder").

         WHEREAS, Hawk has authorized capital stock consisting of 1,000 shares of common stock, $.01 par value;

         WHEREAS, Stockholder, in accordance with a Stock Subscription Agreement of even date herewith (the "Stock Purchase Agreement"), has become the legal and beneficial owner of ten (10) shares of common stock of Hawk (the "Stock");

         WHEREAS, the Principal Stockholders own in the aggregate 734 shares of common stock;

         WHEREAS, the parties believe that it is in their best interest to make provisions for the future disposition of the Stock held by Stockholder and certain other matters; and

         WHEREAS, the parties desire to set forth their understandings and agreements in writing.

         NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. REPRESENTATIONS AND WARRANTIES IN CONNECTION WITH PURCHASE OF STOCK. Stockholder hereby represents and warrants to Hawk that:

              A. He is aware that no market exists for the resale of the Stock, nor is it anticipated that a market will develop, and that he may be required to hold the Stock indefinitely.

              B. He is purchasing the Stock for investment and not for distribution or resale.

              C. He has reviewed, is aware of, and understands all restrictions imposed upon further distribution or resale of the Stock, including the fact that the certificates representing
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its shares of Stock will bear the legends set forth in Paragraph 9 hereof, and he has reviewed all restrictions imposed by (i) the Certificate of Incorporation and any amendments thereto; (ii) the Tag Along Agreement by and between Hawk and Stockholder of even date herewith (the "Tag Along Agreement"); and (iii) the Irrevocable Proxy executed by Stockholder in favor of the Principal Stockholders of even date herewith (the "Proxy"). He is aware of the fact that no federal or state agency has made any finding or determination as to the fairness for public or private investment, nor have they made any recommendation or endorsement of the securities of Hawk for investment.

              E. He has reviewed the financial records of Hawk and is aware of what other persons subscribing for securities of Hawk are paying for said securities and is aware of the book value of the securities of Hawk.

              F. He has made a thorough investigation of Hawk and has independently evaluated the risk and rewards of owning securities in Hawk.

         2. A. SCOPE OF AGREEMENT. This Agreement shall govern all transfers of shares of Stock (now owned or hereafter acquired) by Stockholder, whether voluntary, involuntary, by operation of law and shall supersede in all respects all prior agreements, oral or written, relating to the Stock; provided, however, that this Agreement shall not supersede any agreement executed contemporaneously herewith, including (but not limited to) the Stock Subscription Agreement, the Tag Along Agreement and the Proxy.

              B. TRANSFERS TO IMMEDIATE FAMILY MEMBERS AND OTHERS BY PRINCIPAL STOCKHOLDERS. Neither the Stockholder nor any Principal Stockholder shall be precluded by the terms of this Agreement from transferring all or any part of the shares of common stock of Hawk now owned or hereafter acquired by such person to "Immediate Family Members", provided, however, that all of the provisions of this Agreement shall continue to apply to the shares and to the holder thereof, and provided further, however, that no such transfer shall be made or be effective unless and until the transferee of such shares becomes a party to this Agreement pursuant to Paragraph 6 hereof. "Immediate Family Members" shall include each parent, spouse, child, brother, sister or the spouse of a child, brother or sister of the individual, and each trust created for the benefit of one or more of such persons and each custodian of property of one or more such persons. The parties further agree that a transfer by the Stockholder or a Principal Stockholder of the shares of Common Stock of Hawk into any 401(k), individual retirement account ("IRA") or other retirement or pension plan shall not violate the terms and provisions of this Agreement, provided,


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however, that no such transfer shall be made or be effective unless and until the transferee becomes a party to and agrees to be bound by the terms and provisions of this Agreement and other agreements as provided in Paragraph 6.

         3.   A.   RIGHT OF FIRST REFUSAL BY HAWK AND PRINCIPAL STOCKHOLDERS.

                   (i) In the event that Stockholder receives a Bona Fide Offer (as hereinafter defined) to purchase all or a portion of his shares of stock of Hawk and it is willing to accept such Bona Fide Offer, Stockholder shall offer to sell such shares of stock to Hawk at the same price and upon the same terms and conditions as are contained in the Bona Fide Offer by promptly sending Notice of Sale (as hereinafter defined) to Hawk and the Principal Stockholders.

                   (ii) For a period of ten (10) days from receipt of the Notice of Sale pursuant to Section 3.B.(ii), Hawk shall have the right, at its option, to purchase all (but not less than all) the shares of stock so offered at the same price and on the same terms and conditions as set forth in the Bona Fide Offer, by delivery of notice to such effect to Stockholder. If Hawk shall not elect to purchase all the shares of stock offered within such ten
(10) day period for any reason whatsoever, then the Principal Stockholders of Hawk on the date of the Notice of Sale shall have the right, at their option, for a period of ten (10) days after the expiration of such ten (10) day period, to purchase all (but not less than all) the shares of stock offered by Stockholder at the same price and upon the same terms and conditions as are contained in the Bona Fide Offer; PROVIDED, however, that each Principal Stockholder shall purchase said shares in proportion to the number of shares owned by him relative to the shares owned by all the Principal Stockholders, such proportion being determined immediately prior to the exercise of the purchase option in question. Any Principal Stockholder who does not desire to purchase all of the shares to which he is entitled pursuant to the provisions contained in this section shall be deemed to have assigned and does hereby assign his right to purchase said shares proportionately to the other Principal Stockholders. (Hawk and the Principal Stockholders shall collectively be referred to as "Buyers" and may individually be referred to as "Buyer".)

                   (iii)   Hawk shall, within the time period set forth in
Section 3.A.(ii) send to Stockholder either a notice of acceptance ("Acceptance") stating that it elects to purchase all the shares of stock offered by Stockholder, or a notice of refusal ("Refusal") stating that it elects to purchase no shares of stock offered by Stockholder. Hawk shall promptly send a copy of any Refusal to each Principal Stockholder.




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                   The Principal Stockholders shall, within the time period set forth in Section 3.A.(ii), send to Stockholder either an Acceptance that they as a group elect to purchase all the shares of stock offered by Stockholder or a Refusal that they as a group elect to purchase no shares of stock offered by Stockholder.

                   (iv) The parties agree that during either option period referred to in Section 3.A.(ii) Hawk and Principal Stockholders may agree between themselves to purchase all (but not less than all) the shares of stock offered by Stockholder.

                   (v) Notwithstanding any provision to the contrary contained herein, if Stockholder shall not have timely received from Hawk or the Principal Stockholders, or both, an Acceptance for the purchase of all shares at issue by the end of the second option period set forth in Section 3.A.(ii), (whether the reason for failure to deliver a Notice of Acceptance is the belief that the offer to purchase is not a Bona Fide Offer because the Bona Fide Offeror is allegedly financially incapable of carrying out the terms of such offer, or otherwise), Hawk and Principal Stockholders shall be deemed to have waived any and all rights with respect to Stockholder's sale of stock as set forth in the Notice of Sale, and Stockholder shall be free to sell such shares to the Bona Fide Offeror.

        B.      BONA FIDE OFFER; NOTICE OF SALE.

                (i) The term "Bona Fide Offer" shall mean an offer, in writing, signed by an offeror or offerors, who must be a person or entity financially capable of carrying out the terms of such Bona Fide Offer ("Bona Fide Offeror"), which may contain conditions, contingencies and provisions as are reasonable or customary in stock purchase transactions. The term "Notice of Sale" as used herein shall mean a notice containing a true and complete copy of the Bona Fide Offer, setting forth the price and all terms and conditions, with the name(s), address(es), both home and office, and business(es) or other occupation(s) of the offeror or offerors. Any Notice of Sale which does not contain substantially all such requisite information shall not meet the requirements of this Paragraph 3.

                (ii) Whenever, in this Agreement, the term "Notice of Sale," "Acceptance" or "Refusal" is used, such term shall mean notice sent in accordance with Paragraph 8.

        C. RESTRICTION ON SALES TO BONA FIDE OFFEROR. Until Hawk or the Principal Stockholders, as the case may be, have exercised their rights of first refusal, as herein provided, or until Stockholder has consummated his sale to the Bona Fide Offeror in the event any of the subject shares are not purchased by the Buyers pursuant to their rights of first refusal, Buyers


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shall be prohibited from contacting, offering to sell, or selling their shares of common stock of Hawk to any such Bona Fide Offeror so identified by Stockholder.

            D.  SETTLEMENT AND COMPLIANCE.

               (i) Settlement shall be held on the purchase of shares of Stock within 10 days after the end of the option period provided for herein or on such other date as the Buyer(s) and Stockholder may agree. At settlement, the party exercising the option to purchase shall deliver cash or certified check or bank check to Stockholder, which party shall deliver to the purchaser the original certificate evidencing Stockholder's ownership of the shares, duly endorsed for transfer, signature guaranteed.

               (ii) Strict compliance shall be required with each and every provision of this Agreement it being understood and agreed that Stockholder shall not have the right or power to sell or assign any shares of common stock of Hawk, or any interest therein, except as provided in this Agreement.

        4.   AGREEMENT BINDING UPON TRANSFEREES.   In the event that, at any
time or from time to time, any shares of common stock of Hawk are transferred to any party pursuant to and in accordance with the provisions of this Agreement, the transferee shall take such shares of common stock pursuant to all provisions, conditions and covenants of this Agreement, and, as a condition precedent to the transfer of such shares of common stock, the transferee shall agree (for and on behalf of himself or itself, his or its legal representatives and his or its transferees and assigns) in writing to be bound, as the transferor hereunder is bound, by all provisions of this Agreement as a party hereto. Stockholder agrees that in the event he desires to make a transfer within the provisions hereof, Stockholder shall furnish to Hawk evidence of his compliance with this Agreement as may be required by the Board of Directors of, counsel for, or governing body of, Hawk.

        5.   PUT.

             A. Effective upon the sixth anniversary of the date of this Agreement and continuing for a twenty-four month period thereafter, Stockholder shall have the right, at his option, to demand the purchase by Hawk (the "Put") of all, but not less than all, of the Stock of Hawk owned of record or beneficially by Stockholder (the "Put Shares"), upon the terms and conditions set forth in this Paragraph 5. At the closing of the purchase and sale of the Put Shares, Stockholder, upon payment of the Put Purchase Price (as defined in Paragraph 5.C below), will deliver to Hawk the certificates for the Put Shares duly endorsed for transfer with signatures guaranteed.


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Notwithstanding the foregoing, Stockholder may exercise the Put only in the event Hawk or The Hawk Group of Companies, Inc. has not had, or is not in the process of, a public offering of its Common Stock or securities, as the case may be, by the filing of a registration statement under the Securities Act of 1933, as amended (the "Act").

             B. In order to exercise the Put, Stockholder shall provide written notice of such exercise to Hawk of its desire to do so, which notice must be sent to Hawk in accordance with Paragraph 8 ("Put Notice").

             C. The per share purchase price to be paid by Hawk for each of the Put Shares ("Put Purchase Price") shall be an amount equal to (A) the "Hawk Group Purchase Price" (as hereinafter defined), multiplied by (B) the result obtained upon dividing (i) the number of shares of The Hawk Group of Companies, Inc. ("Hawk Group") owned by Hawk by (ii) the total number of outstanding shares of Hawk Group, on a fully diluted basis, including shares exercisable upon the exercise of all outstanding warrants to purchase Hawk Group common stock PLUS (C) Hawk's investment in Hawk Group preferred stock LESS (D) Hawk's indebtedness, divided by (E) the total number of outstanding shares of Hawk on a fully diluted basis. The "Aggregate Purchase Price" shall be an amount equal to the product obtained by multiplying the Put Purchase Price by the number of Put Shares being sold.

         The "Hawk Group Purchase Price" shall be an amount (as of the most recently completed twelve-month period ended December 31) equal to the product obtained by multiplying eight and one-half (8 1/2) by (i) the "EBDIT" of The Hawk Group of Companies, Inc. (earnings before depreciation and amortization, interest and income taxes), LESS (ii) the sum of debt, preferred stock and accrued preferred stock dividends reduced by warrant exercise proceeds and cash.

             D.   The Aggregate Purchase Price shall be paid by Hawk as follows:
(i) in the event the Aggregate Purchase Price is greater than the amount paid for the Put Shares initially, $20,300 per share multiplied by the number of Put Shares (the "Initial Purchase Price"), an amount equal to the Initial Purchase Price shall be paid on the closing of the Put in immediately available funds and the remainder of the Aggregate Purchase Price, (A) if twenty-five percent (25%) or less than the Aggregate Purchase Price, shall be paid on the first year anniversary of the closing of the Put, (B) if less than fifty percent (50%) but greater than twenty-five percent (25%) of the Aggregate Purchase Price, shall be paid in two equal annual installments on the first and second year anniversaries of the closing of the Put, and (C) if greater than fifty percent (50%) of the Aggregate Purchase Price, shall be paid in three equal


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annual installments on the first, second and third year anniversaries of the closing of the Put, together with accrued and unpaid interest at the prime rate of interest announced by National City Bank, Cleveland, Ohio as of the closing of the Put which interest shall commence to accrue on the closing of the Put; the foregoing obligation to be evidenced by promissory note(s) in favor of Stockholder, and (ii) in the event the Aggregate Purchase Price is less than or equal to the Initial Purchase Price of the Put Shares, the Aggregate Purchase Price shall be paid on the closing of the Put in immediately available funds.

         E. Notwithstanding any provision to the contrary contained herein, the Principal Stockholders hereby jointly and severally guarantee unconditionally the payment and performance obligations of Hawk under this Paragraph 5. The Principal Stockholders further covenant and agree as follows:

               (i) All obligations of the Principal Stockholders hereunder shall remain in full force and effect until all of the duties and obligations of Hawk under Paragraph 5 have been met in full.

               (ii) Upon the occurrence of a default in payment under this Paragraph 5, Stockholder may proceed hereunder and shall have the right to proceed first and directly against the Principal Stockholders without proceeding against or exhausting any other remedies which Stockholder may have.

              (iii) This guaranty is an unconditional and absolute guaranty, irrespective of the validity or enforceability of the Agreement in which it is contained, or any circumstances which might otherwise constitute a legal or equitable discharge or defense of the Principal Stockholders.

               (iv) Stockholder shall not be deemed, by any act of omission or commission, to have waived any of his rights or remedies hereunder unless such waiver is in writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to any subsequent event.

               (v) All terms, provisions, and agreements contained in this Paragraph shall inure to the benefit of and be enforceable by Stockholder, his successors and assigns, and shall be binding upon the Principal Stockholders and their respective successors and assigns.

        6. PARTIES TO DO ALL ACTS NECESSARY TO TRANSFER PURSUANT TO THE TERMS OF THIS AGREEMENT. The parties agree that in the event Stockholder's Stock is transferred pursuant to the terms and conditions of this Agreement, each party will execute



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all documents, deliver all certificates, assignments, releases, consents, instruments and other documents and perform all acts required to effectuate said transaction.

        7. SUBMISSION TO JURISDICTION. The parties agree that failure of any party to observe the obligations provided by this Agreement will result in irreparable damage to the non-defaulting party and that specific performance of these obligations may be sought by the non-defaulting party in any state or federal court having subject matter jurisdiction and located in Cleveland, Ohio. For the purpose of any action or proceeding instituted with respect to this Agreement, Stockholder hereby irrevocably submits to the jurisdiction of such courts. Stockholder further irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to Stockholder at the address set forth below or at the address furnished to the other parties hereto in the manner provided in Paragraph 8 hereof and Stockholder agrees that such service, to the fullest extent permitted by law (i) shall be deemed in every respect effective service of process upon him in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to him. Nothing herein contained shall affect the right of Hawk to serve process in any other manner permitted by law or preclude Hawk from bringing an action or proceeding in respect hereof in any other country, state, county or place having jurisdiction over such action. Stockholder hereby irrevocably waives, to the fullest extent permitted by law, any objection which he may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court located in Cleveland, Ohio and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

        8. NOTICES. All notices or other forms of communication provided for herein shall be given in writing and sent by registered or certified U.S. mail, return receipt requested, first-class postage prepaid, and to such party at the address set forth below unless notice of a change of address is furnished to all other parties in the manner provided in this Paragraph 8.

     If to Hawk or the             Hawk Corporation
     Principal Stockholders:       BP America Building
                                   Suite 29-2500
                                   200 Public Square
                                   Cleveland, Ohio 44114
                                   Attn: Ronald E. Weinberg






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               With a Copy to:     Kohrman Jackson & Krantz
                                   One Cleveland Center
                                   20th Floor
                                   1375 East 9th Street
                                   Cleveland, Ohio  44114
                                   Attn:   Byron S. Krantz

         If to Stockholder:        Dan T. Moore
                                   820 Superior Avenue
                                   Suite 800
                                   Cleveland, Ohio  44113


               With a Copy to:     Calfee, Halter & Griswold
                                   1800 Society Building
                                   Cleveland, Ohio  44114
                                   Attn:   John Paul Batt


         9.   ENDORSEMENT ON STOCK CERTIFICATES.   Hawk  shall include on each
certificate representing the Stock (including any shares of common stock of Hawk hereafter acquired by Stockholder) an appropriate investment warranty legend and, in addition thereto, a statement in substantially the following form:

         The encumbering, transfer or other disposition of the shares of stock evidenced by the within Certificate is restricted under the terms of that certain Stockholders' Agreement dated June 6, 1991 by and between Hawk Corporation, Norman C. Harbert, Ronald E. Weinberg, Byron S. Krantz and Dan T. Moore, a copy of which agreement is on file at the principal office of Hawk Corporation. Upon the written request of the holder hereof, Hawk Corporation shall furnish a copy of such agreement, without charge.

         10.   Termination of Agreement.   This  Agreement shall terminate upon
the occurrence of either of the following events:

               A. The purchase by Hawk and/or Principal Stockholders of all the shares of Stock owned by Stockholder and the payment in full therefor; or

               B.    The agreement of all the parties hereto.

         Upon the termination of this Agreement, Stockholder shall surrender to Hawk the stock certificates representing his shares of Stock which bear the restrictive endorsement referred to in Paragraph 9 hereof, and Hawk shall issue a new certificate in lieu thereof for an equal number of shares without the restrictive endorsement referred to in Paragraph 9.






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

        11.     INVALID OR UNENFORCEABLE PROVISIONS.     The invalidity or
unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

        12.     AMENDMENTS.   No change in, modification of or amendment to
this Agreement shall be valid unless the same is in writing and signed by all parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom it is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement and understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future date.

        13.     GOVERNING LAW.   This Agreement shall be construed and enforced
in accordance with the laws of the State of Ohio.

        14.     EXECUTION  IN COUNTERPARTS.   This Agreement may be executed by
any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

        15. ENTIRE AGREEMENT. Except for the terms of the Tag Along Agreement and the Proxy, this Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the subject matter hereof and this Agreement revokes all prior agreements or understandings with respect to the subject matter hereof and is, and is intended to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the subject matter hereof.





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         Dated the day and year first above set forth.


                                        HAWK CORPORATION



                                        By:     /s/ Ronald E. Weinberg
                                                ______________________________

                                        Its:    Chm.
                                                ______________________________


                                        /s/ Ronald E. Weinberg
                                        ______________________________________
                                        Ronald E. Weinberg


                                        /s/ Norman C. Harbert
                                        ______________________________________
                                        Norman C. Harbert


                                        /s/ Byron S. Krantz
                                        ______________________________________
                                        Byron S. Krantz


                                        /s/ Dan T. Moore
                                        ______________________________________
                                        Dan T. Moore








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